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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                             _____________________



                                   FORM 11-K

                                 ANNUAL REPORT
                        PURSUANT TO SECTION 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


(Mark One):
[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
     EXCHANGE ACT OF 1934 [FEE REQUIRED]
     For the fiscal year ended June 30, 1994


                                       OR


[_] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
        For the transition period from _____________to_________________

Commission file number     1-8714
                       --------------



     A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                          TAMBRANDS INC. SAVINGS PLAN

     B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                                 TAMBRANDS INC.
                             777 Westchester Avenue
                            White Plains, NY  10604
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     The financial statements and schedules of the Plan prepared in accordance with ERISA have been filed under cover of Form SE pursuant to General Instruction E to Form 11-K; Rule 311(c) of Regulation S-T; and General Instruction I.A. to Form SE.


                                    Exhibits
                                    --------


Exhibit Number                                 Description
- - --------------                                 -----------

      23                              Consent of KPMG Peat Marwick LLP
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                                   SIGNATURES
                                   ----------


     The Plan - Pursuant to the requirements of the Securities Exchange Act of 1934, Tambrands Inc., as administrator of the Tambrands Inc. Savings Plan, has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        TAMBRANDS INC. SAVINGS PLAN

                                        By Tambrands Inc.



Date:  December 20, 1994                By/s/Raymond F. Wright
                                          --------------------------
                                        Name:  Raymond F. Wright
                                        Title: Senior Vice President and
                                               Chief Financial Officer
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                                 Exhibit Index


                                                         Sequentially
Exhibit Number              Description                 Numbered Page
- - --------------              -----------                 -------------

      23            Consent of KPMG Peat Marwick LLP          6